[Stonefield Josephson, Inc.]

To the Board of Directors of Saf-T-Hammer Corporation

We hereby consent to the use in this Form 8-K of our report dated March 31, 2000 relating to the financial statements of Saf-T-Hammer Corporation.


/s/ Stonefield Josephson, Inc.
STONEFIELD JOSEPHSON, INC.
Certified Public Accountants

Santa Monica, California
April 3, 2000